Exhibit 99.1

FINWISE BANCORP REPORTS SECOND QUARTER 2026 RESULTS
- Loan Originations of $1.6 Billion -
- Net Income of $2.1 Million -
- Diluted Earnings Per Share of $0.15 -

MURRAY, UTAH — July 29, 2026 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise”, the “Company”, “we”, “our”, or “us”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended June 30, 2026.

Second Quarter 2026 Highlights
•Loan originations totaled $1.6 billion, compared to $1.7 billion for the quarter ended March 31, 2026, and $1.5 billion for the second quarter of the prior year
•Net interest income was $28.7 million, compared to $28.1 million for the quarter ended March 31, 2026, and $14.7 million for the second quarter of the prior year
•Net income was $2.1 million, compared to $2.7 million for the quarter ended March 31, 2026, and $4.1 million for the second quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.15 for the quarter, compared to $0.20 for the quarter ended March 31, 2026, and $0.29 for the second quarter of the prior year
•Efficiency ratio1 was 53.1%, compared to 66.3% for the quarter ended March 31, 2026, and 59.5% for the second quarter of the prior year
•Nonperforming loan balances were $37.7 million as of June 30, 2026, compared to $49.8 million as of March 31, 2026, and $39.7 million as of June 30, 2025. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $19.0 million, $26.7 million, and $21.2 million as of June 30, 2026, March 31, 2026, and June 30, 2025, respectively

“Our second quarter earnings of $0.15 per share were short of our expectations driven by higher provision expense on the loans where we retain credit risk. The higher provision resulted primarily from losses incurred on sale of property collateralizing, and increased reserves on, classified loans. We will continue to empower our credit and compliance teams to identify and prune risk proactively as they did this quarter, reducing our non-performing loan balance by $12.1 million from $49.8 million last quarter to $37.7 million this quarter,” said Jim Noone, CEO of FinWise Bancorp.

"While we are actively managing risk in the portfolio, the business continues to make solid progress. We delivered $1.6 billion in originations from an increasingly diversified partner base. Tangible book value per share grew to $14.55 and we signed a new strategic program with a well-established prepaid card provider that will use a combination of our BIN Sponsorship and MoneyRails services. Our sales pipeline today is materially stronger, and potentially more meaningful to our bottom line. And our recently announced acquisition of the Tallied Technologies platform makes FinWise more competitive for new partners that require a broad product offering. Taken together, FinWise remains well-positioned for sustained growth and firmly focused on translating that strength and momentum into lasting value for our shareholders.”

1 See “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

	As of and for the Three Months Ended
($ in thousands, except per share amounts)	6/30/2026	3/31/2026	6/30/2025
Amount of loans originated	$1,629,920	$1,745,428	$1,483,179
Provision for credit losses, net of provision for credit-enhanced Strategic Program loans(1)	$5,999	$4,717	$2,451
Net income	$2,132	$2,735	$4,097
Diluted EPS(2)	$0.15	$0.20	$0.29
Return on average assets(3)	0.9%	1.2%	2.0%
Return on average equity(3)	4.3%	5.7%	9.2%
Yield on loans	18.53%	18.04%	11.70%
Cost of interest-bearing deposits	3.83%	3.91%	4.07%
Net interest margin	13.69%	12.90%	7.81%
Efficiency ratio(4)	53.1%	66.3%	59.5%
Tangible book value per share(5)	$14.55	$14.34	$13.51
Tangible shareholders’ equity to tangible assets(5)	21.5%	21.9%	21.6%
Leverage ratio (Bank under CBLR)	18.1%	16.8%	18.0%
Full-time equivalent employees	206	210	200
(1)    Represents a non-GAAP financial measure calculated as the total provision for credit losses less the provision attributable to Strategic Program loans with credit enhancement. This non-GAAP measure reflects the portion of credit loss provision that is not covered by strategic partners with credit enhancement and therefore represents the Company’s provision expense for the credit exposure retained by the Company. See “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.
(2)    FinWise uses the two-class method to calculate basic and diluted EPS as restricted stock awards are considered participating securities due to the dividend rights associated with those awards. Effective December 31, 2025, executive management elected to waive the dividend rights on their unvested restricted stock awards, and this waiver extends to restricted stock awards granted in 2026 to directors and various other employees. As a result, these unvested shares are no longer treated as participating securities and are excluded from the two-class method calculation of EPS. The impact on basic and diluted earnings per share was de minimis, and previously reported periods are not affected.
(3)    Annualized for the respective three-month periods.
(4)    Efficiency ratio is a non-GAAP financial measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent. See “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.
(5)    Tangible shareholders’ equity to tangible assets is a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Loan Originations
Loan originations totaled $1.6 billion for the second quarter of 2026, a decrease from the $1.7 billion recorded in the prior quarter and an increase from the $1.5 billion recorded in the prior year period. The quarter-over-quarter decrease was primarily driven by seasonally lower origination volume in the student loan program, partially offset by continued growth in several of the Company's other established programs. The year-over-year increase was primarily driven by this same growth across established programs. Consistent with the change in originations, average balances of loans held for sale and held for investment decreased slightly compared to the prior quarter, but increased compared to the prior-year period.

Net Interest Income and Net Interest Margin
Net interest income was $28.7 million for the second quarter of 2026, compared to $28.1 million for the prior quarter and $14.7 million for the prior year period. The increase from the prior quarter was primarily due to growth in the credit-enhanced loan portfolio and a decrease in the migration of performing loans to nonperforming loans, which resulted in a lower reversal of interest on nonaccrual loans and contributed to an increase in the average yield on loans held-for-investment. These increases were partially offset by a decline in average balances within held for investment portfolio. The increase from the prior year period was primarily due to the increase in the credit enhanced loans and a change in estimate, based on additional information and experience, on the allocation of interest received on credit enhanced loans in excess of the amount FinWise retains. FinWise now estimates that all excess interest is attributable to servicing and credit guarantee expense, whereas in the prior year it had been estimated that a portion was attributable to origination costs, or finders' fees, and was reported in net interest income.

Net interest margin for the second quarter of 2026 was 13.69%, compared to 12.90% for the prior quarter and 7.81% for the prior year period. The increase in net interest margin from the prior quarter results from the growth in the credit-enhanced loan portfolio, a decrease in nonaccrual loans, and a decrease in average interest-bearing liabilities. The increase in net interest margin from the prior-year period results from growth in the higher yielding credit-enhanced portfolio average balance and higher yields on loans held for investment, the change in estimated allocation of excess interest as previously described, and slightly lower rates paid on deposits.

Provision for Credit Losses

	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Provision for credit losses:
Strategic Program loans - with credit enhancement(1)	$16,678	$5,864	$2,275
Strategic Program loans - without credit enhancement	1,995	1,886	2,212
All other loans (core portfolio)	3,880	2,816	309
Provision for credit losses on loans	22,553	10,566	4,796
Provision for unfunded commitments	124	15	(70)
Total provision for credit losses	$22,677	$10,581	$4,726
(1)    For credit enhanced loans, fintech partners are required to maintain a deposit account at FinWise, which is used to recover charge-offs. The provision for credit losses on these loans differs from the core portfolio, as it is fully offset by expected recoveries under the partner guarantee, which is recognized as credit enhancement income in non-interest income.

The Company’s provision for credit losses was $22.7 million for the second quarter of 2026, compared to $10.6 million for the prior quarter and $4.7 million for the prior year period. The increase from the prior quarter was primarily due to growth in the credit-enhanced loan programs and increased provisioning in the core loan portfolio as the Company recognized losses in liquidating, and increased reserves on, non-performing loans and classified other loans. The Company has also adopted more conservative servicing and administrative standards for the SBA and commercial real estate products specific to those characteristics identified as common to many of the loans migrating to non-performing status over the past 18 months. This change has accelerated the classification of nonperforming loans and provisioning for loans with those identified characteristics. The year-over-year increase in the Strategic Program loans with credit enhancement provision was primarily related to growth in the credit-enhanced portfolio.

Non-interest Income

	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Non-interest income
Strategic Program fees	$5,310	$5,702	$5,404
Gain on sale of loans	1,480	1,452	1,483
SBA loan servicing fees, net	80	158	(96)
Change in fair value on investment in BFG	(200)	(200)	300
Interchange income	679	703	—
Credit enhancement income	16,678	5,864	2,275
Other miscellaneous income	1,567	948	971
Total non-interest income	$25,594	$14,627	$10,337

The increase in non-interest income from the prior quarter was primarily due to an increase in credit enhancement income, which corresponds to the provision for credit losses on credit-enhanced loans and increased for the quarter ended June 30, 2026. In addition, the Company prevailed in litigation with an offboarded strategic partner, which resulted in an increase in miscellaneous income of $0.5 million.

The increase in non-interest income compared to the prior-year period was primarily due to an increase in credit enhancement income, driven by growth in credit-enhanced loan balances. The increase was also attributable to interchange income, a new revenue stream during the period, as well as the increase in other miscellaneous income as previously described. These increases were partially offset by a decrease in BFG investment fair value.

Non-interest Expense

	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Non-interest expense
Salaries and employee benefits	$11,062	$11,038	$10,491
Professional services	1,146	880	949
Occupancy and equipment expenses	417	425	445
Credit enhancement servicing expense	1,512	2,429	11
Credit enhancement guarantee expense	11,774	10,098	78
Other operating expenses	2,951	3,468	2,938
Total non-interest expense	$28,862	$28,338	$14,912

The increase in non-interest expense from the prior quarter resulted primarily from increases in credit enhancement guarantee and servicing expenses largely resulting from an increase in interest income attributable to the credit enhanced loan portfolio. Excluding the credit enhancement related expenses, non-interest expense declined $0.2 million.

The increase in non-interest expense from the prior year period was primarily due to an increase in credit enhancement guarantee and servicing expenses resulting from growth in credit enhanced loans and salaries and employee benefits principally from increased headcount.

FinWise’s efficiency ratio was 53.1% for the second quarter, compared to 66.3% for the prior quarter and 59.5% for the prior year period. We expect the efficiency ratio to continue to improve as we realize increased revenues from interest earned on our growing credit enhanced loan balances.

Tax Rate
The Company’s effective tax rate was 24.0% for the second quarter of 2026, compared to 28.0% for the prior quarter and 24.5% for the prior year period. The decrease from the prior quarter and prior year period was principally due to the apportionment of income between states with various tax rates.

Net Income
Net income was $2.1 million for the second quarter of 2026, compared to $2.7 million for the prior quarter and $4.1 million for the prior year period. The changes in net income for the three months ended June 30, 2026 compared to the prior quarter and prior year period are generally the result of the factors discussed in the foregoing sections.

Balance Sheet
The Company’s total assets were $925.3 million as of June 30, 2026, an increase from $899.4 million as of March 31, 2026 and an increase from $842.5 million as of June 30, 2025. The increase in total assets from March 31, 2026 was primarily due to increases in the Company’s credit enhancement loans of $11.7 million, credit enhancement asset of $8.5 million, and loans held-for-sale portfolio of $41.3 million. These increases were offset in part by a decrease in loans held-for-investment (excluding the credit enhanced loans) of $26.9 million and an increase in the allowance for credit loss of $9.5 million. The increase in total assets compared to June 30, 2025 was primarily due to increases in the Company’s credit enhancement loans of $109.1 million, credit enhancement asset of $29.4 million, and loans held-for-sale portfolio of $27.9 million. These increases were offset in part by a decrease in loans held-for-investment (excluding the credit enhanced loans) of $69.9 million and an increase in the allowance for credit losses of $31.2 million.

The following table provides the composition and gross balances of loans held-for-investment (“HFI”) as of the dates indicated:

	6/30/2026		3/31/2026		6/30/2025
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$163,953	28.7%	$202,438	34.6%	$246,903	46.6%
Commercial leases	83,077	14.5%	78,913	13.5%	88,957	16.8%
Commercial, non-real estate	3,497	0.6%	3,877	0.7%	5,510	1.0%
Residential real estate	70,482	12.3%	62,464	10.7%	54,132	10.2%
Strategic Program loans:
Strategic Program loans - with credit enhancement	120,787	21.1%	109,081	18.7%	11,730	2.2%
Strategic Program loans - without credit enhancement	23,851	4.2%	20,779	3.6%	18,969	3.6%
Commercial real estate:
Owner occupied	86,619	15.2%	86,083	14.7%	77,871	14.7%
Non-owner occupied	2,108	0.4%	2,003	0.3%	1,417	0.3%
Consumer	17,012	3.0%	18,599	3.2%	24,555	4.6%
Total period end loans	$571,386	100.0%	$584,237	100.0%	$530,044	100.0%

Note: SBA loans as of June 30, 2026, March 31, 2026, and June 30, 2025 include $66.1 million, $95.1 million, and $144.3 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Total gross loans HFI as of June 30, 2026 decreased $12.9 million and increased $41.3 million compared to March 31, 2026, and June 30, 2025, respectively. The declines in the SBA portfolio resulted primarily from sales of the guaranteed portions of SBA 7(a) loans and increased charge-offs, reflecting ongoing portfolio and credit risk management. The credit enhanced portfolio of the Strategic Program loans as of June 30, 2026 increased $11.7 million and $109.1 million compared to March 31, 2026, and June 30, 2025, respectively, reflecting our 2025 strategic initiative to develop the credit enhanced portfolio.

The following table presents the Company’s deposit composition as of the dates indicated:

	6/30/2026		3/31/2026		6/30/2025
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$118,926	17.1%	$127,223	18.9%	$120,747	19.0%
Interest-bearing deposits:
Demand	106,833	15.4%	104,016	15.4%	67,890	10.7%
Savings	7,968	1.1%	9,613	1.4%	11,623	1.8%
Money market	21,969	3.2%	23,286	3.4%	21,083	3.3%
Time certificates of deposit	438,103	63.2%	410,718	60.9%	413,831	65.2%
Total period end deposits	$693,799	100.0%	$674,856	100.0%	$635,174	100.0%

The increase in total deposits as of June 30, 2026 from March 31, 2026 was primarily due to growth in interest-bearing demand deposits and time certificates of deposit, partially offset by a decrease in noninterest-bearing demand deposits, reflecting a shift in customer/partner balances toward interest-bearing products. Time certificates of deposit balances grew primarily during the latter part of the second quarter, which contributed to the period-end increase, while average time certificates of deposit balances for the quarter declined compared to the prior quarter, as reflected in the average balance table. The increase in total deposits as of June 30, 2026 from June 30, 2025 was primarily driven by growth in interest-bearing demand deposits and time certificates of deposit, which were utilized to fund loan growth and enhance the Company's liquidity profile.

Total shareholders’ equity as of June 30, 2026 increased $2.6 million to $199.2 million from $196.6 million at March 31, 2026. Compared to June 30, 2025, total shareholders’ equity increased by $17.2 million from $182.0 million. The increases from March 31, 2026, and June 30, 2025 were primarily due to net income generated throughout the respective periods.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	6/30/2026	3/31/2026	6/30/2025	Well-Capitalized Requirement
Leverage ratio	18.1%	16.8%	18.0%	9.0%

The increase in the leverage ratio from the prior quarter was primarily due to growth in capital from earnings exceeding the relative growth in average asset balances. The slight increase from the prior year period resulted primarily from growth in capital from earnings exceeding the relative growth in the loan portfolio and average assets. The Bank’s capital levels as of June 30, 2026 remain sufficiently above the regulatory well-capitalized guidelines as of June 30, 2026.

Share Repurchase Program
As of June 30, 2026, the Company has repurchased a total of 29,736 shares for $0.4 million under the Company’s share repurchase program announced in May 2026, which provides for the purchase of up to 685,000 of the Company’s issued and outstanding shares, from time to time, on or before the program's expiration date, in the open market, in privately-negotiated transactions, or otherwise, subject to applicable laws and regulations.

Asset Quality
The recorded balances of nonperforming loans were $37.7 million, or 6.6% of total loans held-for-investment, as of June 30, 2026, compared to $49.8 million, or 8.5% of total loans held-for-investment, as of March 31, 2026 and $39.7 million, or 7.5% of total loans held-for-investment, as of June 30, 2025. The balances of nonperforming loans guaranteed by the SBA were $19.0 million, $26.7 million, and $21.2 million as of June 30, 2026, March 31, 2026, and June 30, 2025, respectively. The decrease in nonperforming loans from the prior quarter and prior year period was primarily attributable to an increase in the sales of real property collateralizing the nonperforming SBA 7(a) and commercial real estate and the resulting paydown of the loan balance. The Company’s allowance for credit losses to total loans held-for-investment was 8.3% as of June 30, 2026 compared to 6.5% as of March 31, 2026 and 3.1% as of June 30, 2025. The increase in the ratio from the prior quarter and prior year period was primarily due to the provision for credit losses related to the growth of the credit enhanced loan balances.

The Company’s net charge-offs were $13.1 million, $9.4 million, and $2.8 million for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively. The increase in net charge-offs from the prior quarter and the second quarter of 2025 resulted primarily from higher net charge-offs associated with credit enhanced strategic program loans as that program increased in size and matured. FinWise is reimbursed in full for the losses on the credit enhanced loan portfolio. Charge-offs for the traditional bank portfolio totaled $3.3 million in the second quarter compared to $2.3 million in the prior quarter and $0.9 million in the second quarter of 2025. Charge-offs increased compared to the prior quarter and year reflecting resolution of specific loans, particularly in the strategic programs loans that are credit enhanced and the retained portion of the SBA 7(a) loans.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Allowance for credit losses:
Beginning balance	$37,973	$36,796	$14,235
Provision for credit losses(1)	22,553	10,566	4,796
Charge-offs
Construction and land development	—	—	—
Residential real estate	(153)	(244)	(210)
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(2,258)	(598)	(309)
Non-owner occupied	(47)	(410)	—
Commercial and industrial	(763)	(447)	—
Consumer	(13)	(276)	(210)
Lease financing receivables	(99)	(319)	(133)
Strategic Program loans:			—
Strategic Program loans - with credit enhancement	(7,963)	(4,864)	—
Strategic Program loans - without credit enhancement	(2,679)	(2,720)	(2,279)
Recoveries
Construction and land development	—	—	—
Residential real estate	4	—	3
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	333	—	19
Non-owner occupied	—	—	—
Commercial and industrial	33	5	—

Consumer	7	2	7
Lease financing receivables	21	42	7
Strategic Program loans(2)	486	440	321
Ending Balance	$47,435	$37,973	$16,247

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Nonperforming loans:
Guaranteed	$18,982	$26,672	$21,178
Unguaranteed	18,669	23,171	18,561
Total nonperforming loans	$37,651	$49,843	$39,739
Allowance for credit losses	$47,435	$37,973	$16,247
Net charge-offs:
Core portfolio	$2,935	$2,245	$826
Strategic Program loans - with credit enhancement(2)	7,878	4,832	—
Strategic Program loans - without credit enhancement	2,278	2,312	1,958
Total net charge-offs	$13,091	$9,389	$2,784
Total gross loans held-for-investment	$571,386	$584,237	$530,043
Total net loans held-for-investment less guaranteed balances	$505,273	$489,096	$385,792
Average loans held-for-investment	$590,443	$596,385	$514,222
Nonperforming loans to total loans held-for-investment	6.6%	8.5%	7.5%
Unguaranteed nonperforming loans to total loans held-for-investment	3.3%	4.0%	3.5%
Net charge-offs to average loans held-for-investment (annualized)	8.9%	6.4%	2.2%
Allowance for credit losses to loans held-for-investment	8.3%	6.5%	3.1%
Allowance for credit losses to loans held-for-investment less guaranteed balances	9.4%	7.8%	4.2%
(1)    Excludes the provision for unfunded commitments.
(2)    Recoveries related to Strategic Program loans that were reimbursed fully on the credit enhanced portfolio totaled $8.2 million, 4.9 million, and $1.0 thousand for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Recent Acquisition
On July 20, 2026, the Company acquired the technology platform and related assets of Tallied Technologies, Inc., the credit card issuance and processing platform that has powered the Bank's co-branded credit card programs. With this acquisition, the Company now owns its card technology stack end-to-end, from application, through issuing, processing and servicing. FinWise expects integration and transition costs of approximately $4.0 million in total over the next year (amount excludes amortization of acquired assets) with costs tapering over the period. The transaction results in the credit card receivable being reclassified from credit enhancement assets to credit card loan receivable beginning in the third quarter of 2026 as FinWise retains the credit risk while capturing additional interchange and fees subsequent to the transaction.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the second quarter of 2026. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13760730. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. FinWise’s existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. FinWise is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, FinWise is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

We periodically provide information for investors on our corporate website, finwisebancorp.com, and our investor relations website, investors.finwisebancorp.com. This includes press releases and other information about financial performance, reports filed or furnished with the SEC, information on corporate governance, and details related to our annual meeting of shareholders.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “believe,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or similar expressions generally indicate a forward-looking statement.

These forward-looking statements are based on management assumptions and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond the Company’s control. Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including: the success of the financial technology and banking-as-a-service industries, as well as the continued evolution of the regulation of these industries; the Company’s ability to maintain and grow its relationships with its service providers and reliance on such providers to comply with regulatory regimes; the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively, in particular the recent advancements in artificial intelligence and the risks that such technology presents; ability to effectively manage and remediate system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to measure and manage its credit risk effectively and any deterioration of the business and economic conditions in the Company’s primary market areas; the adequacy of the Company’s allowance for credit losses; changes in Small Business Administration rules, regulations and loan products and the existing regulatory framework for brokered deposits; higher inflation and its impacts; the effects of changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs on its trading partners; the value of collateral securing the Company’s loans; the Company’s levels of nonperforming assets; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Company’s reputation; natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, including the ongoing conflicts in Iran and Middle East that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make that are not realized within the expected time frame or at all, including the Company’s ability to manage integration costs; further negative ratings outlooks or downgrades of the long-term credit rating of the United States; and potential government shutdowns and other political impasses, including with respect to the debt ceiling and the federal budget of the United States.

The Company cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. The Company does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by the Company or by or on behalf of the Company, except as may be required under applicable law.

Contacts
investors@finwisebank.com
media@finwisebank.com

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	6/30/2026	3/31/2026	6/30/2025
ASSETS
Cash and cash equivalents
Cash and due from banks	$6,111	$6,292	$9,389
Interest-bearing deposits	87,527	90,655	80,711
Total cash and cash equivalents	93,638	96,947	90,100
Investment securities available-for-sale, at fair value	27,546	27,629	30,146
Investment securities held-to-maturity, at cost	8,882	9,388	11,248
Strategic Program loans held-for-sale, at lower of cost or fair value	175,217	133,907	147,282
Loans held-for-investment, net	514,501	539,157	506,503
Credit enhancement asset	31,906	23,378	2,469
Assets subject to operating leases, net	11,107	11,692	14,274
Deferred taxes, net	2,848	2,215	279
Other assets	59,666	55,127	40,187
Total assets	$925,311	$899,440	$842,488

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$118,926	$127,223	$120,747
Interest-bearing	574,873	547,633	514,427
Total deposits	693,799	674,856	635,174
Other liabilities	32,321	27,977	25,355
Total liabilities	726,120	702,833	660,529

Shareholders’ equity
Common stock	14	14	13
Additional paid-in-capital	62,359	61,702	58,135
Retained earnings	136,804	134,847	123,809
Accumulated other comprehensive income, net of tax	14	44	2
Total shareholders’ equity	199,191	196,607	181,959
Total liabilities and shareholders’ equity	$925,311	$899,440	$842,488

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	6/30/2026	3/31/2026	6/30/2025
Interest income
Interest and fees on loans	$32,754	$32,072	$18,485
Interest on securities	337	339	390
Other interest income	888	1,130	867
Total interest income	33,979	33,541	19,742

Interest expense
Interest on deposits	5,230	5,451	5,014
Total interest expense	5,230	5,451	5,014
Net interest income	28,749	28,090	14,728

Provision for credit losses	22,677	10,581	4,726
Net interest income after provision for credit losses	6,072	17,509	10,002

Non-interest income
Strategic Program fees	5,310	5,702	5,404
Gain on sale of loans, net	1,480	1,452	1,483
SBA loan servicing fees, net	80	158	(96)
Change in fair value on investment in BFG	(200)	(200)	300
Interchange income	679	703	—
Credit enhancement income	16,678	5,864	2,275
Other miscellaneous income	1,567	948	971
Total non-interest income	25,594	14,627	10,337

Non-interest expense
Salaries and employee benefits	11,062	11,038	10,491
Professional services	1,146	880	949
Occupancy and equipment expenses	417	425	445
Credit enhancement servicing expense	1,512	2,429	11
Credit enhancement guarantee expense	11,774	10,098	78
Other operating expenses	2,951	3,468	2,938
Total non-interest expense	28,862	28,338	14,912
Income before income taxes	2,804	3,798	5,427

Provision for income taxes	672	1,063	1,330
Net income	$2,132	$2,735	$4,097

Earnings per share, basic	$0.16	$0.21	$0.31
Earnings per share, diluted	$0.15	$0.20	$0.29

Weighted average shares outstanding, basic	13,112,580	13,019,369	12,781,508
Weighted average shares outstanding, diluted	13,673,167	13,642,166	13,472,394
Shares outstanding at end of period	13,687,680	13,706,693	13,469,725

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	6/30/2026			3/31/2026			6/30/2025
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$96,659	$888	3.68%	$124,353	$1,130	3.68%	$81,017	$867	4.29%
Investment securities	36,804	337	3.67%	37,428	339	3.68%	41,920	390	3.73%
Strategic Program loans held-for-sale	118,401	5,430	18.39%	124,635	5,315	17.29%	119,402	5,636	18.93%
Loans held-for-investment	590,443	27,324	18.56%	596,385	26,757	18.20%	514,222	12,849	10.02%
Total interest-earning assets	842,307	33,979	16.18%	882,801	33,541	15.41%	756,561	19,742	10.47%
Noninterest-earning assets	60,696			66,275			60,638
Total assets	$903,003			$949,076			$817,199
Interest-bearing liabilities:
Demand	$84,096	$733	3.49%	$80,662	$667	3.35%	$64,885	$579	3.58%
Savings	10,010	20	0.79%	10,447	28	1.09%	10,028	15	0.60%
Money market accounts	20,972	180	3.44%	24,447	214	3.55%	17,920	170	3.81%
Certificates of deposit	432,145	4,297	3.99%	450,196	4,542	4.09%	400,757	4,250	4.25%
Total deposits	547,223	5,230	3.83%	565,752	5,451	3.91%	493,590	5,014	4.07%
Other borrowings	—	—	—%	—	—	—%	6	—	0.45%
Total interest-bearing liabilities	547,223	5,230	3.83%	565,752	5,451	3.91%	493,596	5,014	4.07%
Noninterest-bearing deposits	124,187			145,917			112,627
Noninterest-bearing liabilities	34,462			42,982			32,753
Shareholders’ equity	197,131			194,425			178,223
Total liabilities and shareholders’ equity	$903,003			$949,076			$817,199
Net interest income and interest rate spread		$28,749	12.35%		$28,090	11.50%		$14,728	6.39%
Net interest margin			13.69%			12.90%			7.81%
Ratio of average interest-earning assets to average interest-bearing liabilities			153.92%			156.04%			153.28%

Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Non-interest expense	$28,862	$28,338	$14,912

Net interest income	28,749	28,090	14,728
Total non-interest income	25,594	14,627	10,337
Adjusted operating revenue	$54,343	$42,717	$25,065
Efficiency ratio	53.1%	66.3%	59.5%

The following table presents the impact of the credit enhancement program on our efficiency ratio:

Adjusted efficiency ratio	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Non-interest expense (GAAP)	$28,862	$28,338	$14,912
Less: credit enhancement program expenses	13,286	12,526	89
Adjusted non-interest expense	15,576	15,812	14,823

Net interest income (GAAP)	28,749	28,090	14,728
Less: credit enhancement program expenses	13,286	12,526	89
Adjusted net interest income	15,463	15,564	14,639

Total non-interest income (GAAP)	25,594	14,627	10,337
Less: credit enhancement income	16,678	5,864	2,275
Adjusted non-interest income	8,916	8,763	8,062
Adjusted operating revenue	$24,379	$24,327	$22,701
Adjusted efficiency ratio	63.9%	65.0%	65.3%

The following table reconciles the total provision for credit losses on a GAAP basis to a non-GAAP measure that excludes amounts attributable to credit-enhanced Strategic Program loans:

	Three Months Ended
($ in thousands)	6/30/2026	3/31/2026	6/30/2025
Total provision for credit losses (GAAP):	$22,677	$10,581	$4,726
Less: Strategic Program loans - with credit enhancement	16,678	5,864	2,275
Provision for credit losses, net of Strategic Program loans - with credit enhancement	$5,999	$4,717	$2,451

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the future recovery of those estimated credit losses pursuant to the strategic partner’s guarantee to assume the Bank’s credit losses on each of the loans in the respective guaranteed portfolio is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. In the event the Strategic Program service provider is not able to perform according to the contractual terms, the Bank is entitled to receive all the income on the loans. The Bank incurs expenses for the amounts owed to the strategic partner for the credit guarantee and for servicing of the credit enhanced portfolio, if applicable (credit enhancement program expenses). See the following reconciliations of GAAP to non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	6/30/2026			3/31/2026			6/30/2025
($ in thousands; unaudited)	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$590,443	$27,324	18.56%	$596,385	$26,757	18.20%	$514,222	$12,849	10.02%
Less: credit enhancement program expenses		(13,286)			(12,526)			(89)
Net of adjustment for credit enhancement program expenses	$590,443	$14,038	9.54%	$596,385	$14,231	9.68%	$514,222	$12,760	9.95%

Total interest income on loans held-for-investment net of credit enhancement program expenses and the average yield on loans held-for-investment net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	6/30/2026			3/31/2026			6/30/2025
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$842,307	$28,749	13.69%	$882,801	$28,090	12.90%	$756,560	$14,728	7.81%
Less: credit enhancement program expenses		(13,286)			(12,526)			(89)
Net of adjustment for credit enhancement program expenses	$842,307	$15,463	7.36%	$882,801	$15,564	7.15%	$756,560	$14,639	7.76%

Net interest income and net interest margin net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement program expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement program expenses on non-interest expense:

($ in thousands; unaudited)	Three Months Ended June 30, 2026	Three Months Ended March 31, 2026	Three Months Ended June 30, 2025
Total non-interest expense	$28,862	$28,338	$14,912
Less: credit enhancement program expenses	(13,286)	(12,526)	(89)
Total non-interest expense less credit enhancement program expenses	$15,576	$15,812	$14,823

Total non-interest expense less credit enhancement program expenses is a non-GAAP measure that illustrates the impact of credit enhancement program expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended June 30, 2026	Three Months Ended March 31, 2026	Three Months Ended June 30, 2025
Total non-interest income	$25,594	$14,627	$10,337
Less: credit enhancement income	(16,678)	(5,864)	(2,275)
Total non-interest income less credit enhancement income	$8,916	$8,763	$8,062

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of June 30, 2026	As of March 31, 2026	As of June 30, 2025
Allowance for credit losses	$47,435	$37,973	$16,247
Less: allowance for credit losses related to credit enhanced loans	(31,906)	(23,378)	(2,469)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$15,529	$14,595	$13,778

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of June 30, 2026, March 31, 2026, and June 30, 2025 was approximately $120.8 million, $109.1 million, and $11.7 million, respectively.